Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Cortex Pharmaceuticals, Inc. for the registration of 6,562,288 shares of common stock and to the incorporation by reference therein of our report dated July 27, 2004, with respect to the financial statements of Cortex Pharmaceuticals, Inc., included in its Annual Report on Form 10-K for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

San Diego, California

January 10, 2005